FOR IMMEDIATE RELEASE:
Contact:
Bradley S. Everly
EVP, Chief Financial Officer
Phone 717.530.2604
77 East King Street | Shippensburg PA

Orrstown Financial Services, Inc. Announces Quarterly Operating Results

SHIPPENSBURG, PA (October 26, 2011)

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Quarterly earnings were $4.3 million for the third quarter ended September 30, 2011 versus $4.9 million for the same period in 2010. YTD earnings decreased from $12.2 million in 2010 to a loss of $2.5 million in 2011.

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Quarterly and year-to-date operating results include provisions for loan losses of $7.9 million and $32.3 million for the periods.  YTD provision for loan losses represents 1.43x net charge-offs for the period.

•	Net interest income for 2011 increased 9.9% and 13.6% on a quarter and year-to-date basis over 2010 results.
•	Net interest margin increased from 3.62% in the third quarter of 2010 to 3.66% in the third quarter of 2011.
•	Efficiency ratio improved on a linked-quarter basis to 52.4% for the third quarter of 2011 compared to 52.6% in the second quarter of 2011 and 54.8% in the third quarter of 2010.
•	Quarterly dividend discontinued per regulatory guidance.

Orrstown Financial Services, Inc. (NASDAQ: ORRF) announced today net income for the quarter ended September 30, 2011 of $4.3 million, compared to net income in the third quarter of 2010 of $4.9 million, and a net loss for the nine months ended September 30, 2011 of $2.5 million, compared to net income of $12.2 million for the same period in 2010.  Diluted earnings per share amounted to $0.54 for the quarter ended September 30, 2011, as compared to $0.61 during the third quarter 2010.  On a year-to-date basis, diluted earnings (loss) per share totaled ($0.31) as of September 30, 2011, compared to $1.62 for the same period in 2010.

“The Company’s quarterly results returned to profitable levels, following the net loss we posted in the second quarter of 2011,” said Thomas R. Quinn, Jr., President and Chief Executive Officer. “Despite returning to profitability, the Company’s operating results have been heavily influenced by the lingering effects of the sluggish economy, and in particular, a depressed local real estate market.  The provision for loan losses totaled $7.9 million for the quarter, and reflects the level needed to replenish the allowance for loan losses after charge-offs incurred during the period, and the increased nonaccrual loans the Company is currently working through.  Noninterest expense has also been impacted by asset quality issues, as we incur additional expenses associated with external loan review, legal advice on loan workouts and other regulatory matters, and costs associated with collections and real estate owned,” Quinn added.

“Management has been working vigorously on loan quality issues to minimize the Company’s risk of loss,” Quinn continued.  “As we address these issues, we are refining existing policies and procedures, and have re-engineered our Credit Administration functions and Special Assets Group to enable us to effectively reduce our level of nonperforming assets.  We believe these enhanced processes will better position us well into the future. Fundamental performance metrics remain solid. The largest component of our revenue, net interest income, improved by 13.6% year-to-date when

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compared to the same period in 2010, and our net interest margin has shown only slight compression, from 3.71% in the second quarter of 2011 to 3.66% in the third quarter,” Quinn stated.

Based on direction from the Company’s primary Federal regulator, Orrstown Financial Services, Inc.  will not declare a cash dividend this quarter.  The Company’s primary regulator advised that it will not approve the payment of a cash dividend at this time. The Company is acutely aware that many of its shareholders rely on the dividend to supplement their income and meet expenses.  However, the Company must follow the guidance given to it by its regulators. To do otherwise, subjects the Company to increased risk of adverse regulatory actions.   Quinn stated, “We are very disappointed to join the ranks of the many other community banking organizations, both locally and across the nation, that have cut or suspended their dividends. But the Board of Directors had no other realistic choice in this matter.”  There can be no assurances as to whether, or in what amounts, cash dividends will be declared in the future or, if declared, whether they will continue, be suspended or discontinued, according to the Company.

QUARTERLY OPERATING RESULTS

Net income for the quarter ended September 30, 2011 was $4.3 million, compared to net income of $4.9 million for the same quarter in 2010, resulting in diluted earnings per share of $0.54 and $0.61 for the periods, respectively.  As a result of the lower net income level in 2011, the Company’s return on assets and return on tangible equity ratios declined from 1.36% and 14.03%, respectively, for the quarter ended September 30, 2010 to 1.11% and 12.54%, respectively, for the same period in 2011.

Net Interest Income

Net interest income totaled $12.8 million for the three months ended September 30, 2011, a $1.2 million, or 9.9%, increase over 2010.   The growth in net interest income came principally through an increase in interest earning assets, which averaged $1.46 billion for the quarter ended September 30, 2011, compared to $1.33 billion in for the same period in 2010.  Complementing the growth in interest earning assets was a 4 basis point increase in net interest margin.  Despite the low interest rate environment, the Company has been able to manage its blend of interest earnings assets and liabilities so that net interest margin increased slightly from 3.62% for the three months ended September 30, 2010 to 3.66% for the same quarter in 2011.  The Company has been able to lower its overall cost of funds to 0.72% for the period, an improvement over the prior year’s cost of funds of 0.92% and the linked quarter’s cost of 0.76%.

Provision for Loan Losses

The provision for loan losses for the three months ended September 30, 2011 totaled $7.9 million, an increase over the third quarter 2010 provision of $1.1 million.  The increase in the provision for loan losses over the prior period was attributable to replenishing the allowance for loan losses from $9.4 million of charge-offs experienced during the quarter, combined with decreases in asset quality ratios, including elevated levels of nonaccrual loans, restructured loans and delinquencies as noted in “Nonperforming Assets/Risk Elements” below.

Noninterest Income

Noninterest income, excluding securities gains, totaled $6.6 million for the three months ended September 30, 2011, compared to $4.9 million for the same period in 2010.  Included in 2011’s income was the gain on sale of the Company’s merchant service business totaling $995,000 and a gain on the sale of an interest rate swap in the amount of $673,000. Excluding these items, noninterest income remained consistent between the two periods, with some shift to mortgage banking income, offset by less loan related fees received on prepayment penalties, letters of credit fees and other loan services. Trust and brokerage income increased 7.3%, the result of additional trust and brokerage assets under management.

Securities gains totaled $2.4 million for the three months ended September 30, 2011, compared to $1.1 million for the same period in 2010.  The difference in gains taken between the two periods was the result of interest rate and market conditions, and the Company’s asset liability management strategies.

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Noninterest expenses

Noninterest expenses amounted to $10.8 million for the three months ended September 30, 2011, as compared to $9.5 million for the corresponding prior year period.  The increase in expenses can primarily be attributed to increased professional services, which increased from $122,000 for the third quarter 2010 to $1.1 million for the same period in the current year.  Professional services include expenses associated with loan review assistance, and legal and accounting costs associated with the increased complexity of the Company and regulatory issues.  In addition, collection and real estate expenses increased 160.5% from $228,000 for the third quarter of 2010 to $594,000 in 2011. FDIC insurance costs continue to elevate in light of increased deposits and higher assessments recorded in 2011 compared to 2010, and resulted in $690,000 of expense for the three months ended September 30, 2011 compared to $305,000 in 2010, an increase of 126.2%.  Despite the increase in noninterest expenses, the Company’s efficiency ratio for the third quarter of 2011 was favorable at 52.4%, compared to 54.8% in the same period in 2010, and slightly better than the ratio in the second quarter of 2011, which was 52.6%.  The efficiency ratio expresses noninterest expense as a percentage of tax equivalent net interest income and noninterest income, excluding securities gains.

YEAR-TO-DATE OPERATING RESULTS

On a year-to-date basis, the Company incurred a net loss of $2.5 million, compared to net income of $12.2 million for the first nine months of 2010, resulting in diluted earnings (loss) per share of ($0.31) and $1.62 for the year-to-date periods.  As a result of the net loss for the period, the Company’s return on assets and return on tangible equity ratios were negative for the year, compared to 1.23% and 13.57% respectively for the same period in 2010.

Net Interest Income

Net interest income totaled $38.0 million for the nine months ended September 30, 2011, a $4.6 million, or 13.6% increase over the same period in 2010.   The growth in net interest income came principally through growth in volume as interest earning assets averaged $1.44 billion for the nine months ended September 30, 2011, compared to $1.24 billion for the same period in 2010.  Slightly offsetting the growth in interest earning assets was a 3 basis point decline in net interest margin.  Despite the low interest rate environment, the Company has been able to manage its blend of interest earnings assets and liabilities so that the net interest margin has only declined marginally, from 3.72% for the nine months ended September 30, 2010 to 3.69% in 2011, which includes the lowering of its overall cost of funds to 0.77% for the nine month period.

Provision for Loan Losses

The provision for loan losses for the nine months ended September 30, 2011 totaled $32.3 million, a significant increase over the prior year’s amount of $7.6 million for the same period.  The factors attributable to the increase in the provision for loan losses, included the following:

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An additional charge-off of $5.6 million on a previously reported commercial credit in which the borrower is currently in bankruptcy. As a result of the Bank’s recent termination of its involvement with the borrower’s Plan of Reorganization exit financing, it was determined prudent to charge-off the entire loan balance, as the Bank is presently listed as an unsecured non-priority claimant in the pre-petition indebtedness.

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Prolonged softening real estate conditions, particularly in the bank’s southern market, have resulted in additional loan loss provisions, as the allowance for loan losses was increased by $9.2 million after charge-offs that related to borrowings that were collateral dependent.  Upon receiving updated appraisals in 2011, it was noted that the appraised values were significantly less than previous appraisals, or even listed sales prices. Real estate values are depressed due to lack of growth in the market and abundance of properties available.

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The Bank’s recognition of continuing softness in overall economic conditions and deterioration of underlying collateral securing lending relationships resulted in an ongoing credit review process during the second and third quarters that covered nearly 100% of the commercial loan portfolio as measured in dollars.  This process led to downgraded internal risk ratings on many existing credits, and subsequently raised required reserve levels.   Loans classified as ‘substandard’ or ‘doubtful’ have increased to $146.3 million as of September 30, 2011, compared to $67.8 at December 31, 2010.  Classified loans have declined 2.5% from June 30, 2011, principally the result of charge-offs, or partial charge-off of loans.

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The continued economic pressures on customers and valuations on underlying collateral resulted in management increasing its qualitative reserve allocations on its loan portfolios to reflect these conditions. In addition, the $22.7 million in net charge-offs experienced in 2011 resulted in increased quantitative reserve allocations to specific loan portfolios.

Noninterest Income

Noninterest income, excluding securities gains, totaled $16.0 million for the nine months ended September 30, 2011, compared to $14.6 million for the same period in 2010.  Revenue increases were generated in most business lines, with trust and brokerage income and mortgage banking activities posting 16.7% and 30.5% increases, respectively.  Results for 2010 were impacted by $239,000 recognized in life insurance death benefits upon the death of a former director, whereas 2011’s income was enhanced due to a gain on the sale of its merchant services business of $995,000. Additionally, gains on the sale of an interest rate swap totaling $778,000 were recognized in 2010, which is consistent with the $791,000 earned in 2011.  A decline in loan related fees has been experienced in 2011, which include prepayment penalties, letters of credit fees and other loan related services.

Securities gains totaled $3.2 million for the nine months ended September 30, 2011, compared to $3.3 million for the same period in 2010.  The Company continues to take securities gains due to interest rate and market conditions, and the Company’s asset liability management strategies.

Noninterest expenses

Noninterest expenses amounted to $30.0 million for the nine months ended September 30, 2011, as compared to $26.7 million for the corresponding prior year period.  The increase in expenses can be attributed to increased professional services, including loan review assistance and legal costs associated with loan workouts and foreclosures, plus a $250,000 provision for unfunded loan commitments included in other expenses.  FDIC insurance costs continue to increase due to the increased level of deposits and higher assessments recorded in 2011 compared to 2010. Offsetting these increases in noninterest expenses was a reduction in employee benefits, as certain performance based compensation plans have been lowered or eliminated in light of the Company’s 2011 performance.  The Company’s efficiency ratio for the nine months ended September 30, 2011 was 52.6%, an improvement on 2010’s ratio of 53.6% for the same period.

FINANCIAL CONDITION

Assets grew $5.6 million to $1.52 billion at September 30, 2011 from $1.51 billion at December 31, 2010.  The Company was able to increase gross loans outstanding by $29.5 million from $966.9 million at year-end to $996.5 million at September 30, 2011.  This loan growth was funded principally through cash flow from the sale of available for sale securities, which decreased $77.7 million for the first nine months of 2011, with the excess proceeds remaining in interest bearing deposits with banks, which grew $64.5 million. Deposits increased by 8.3% to $1.3 billion at September 30, 2011, from $1.2 billion at December 31, 2010.  A portion of the growth in deposits was attributable to certain customers, whose accounts migrated from repurchase agreements, and were previously included as short-term borrowings in the balance sheet.

Stockholders’ Equity

Stockholders’ equity decreased $1.3 million for the first nine months of 2011, and totaled $159.2 million at September 30, 2011.  This decrease was primarily the result of the net loss posted for the period and dividends declared; slightly offset by an increase in accumulated other comprehensive income.  Despite the decline in shareholders’ equity, the Company’s regulatory capital ratios remain strong and exceed all regulatory minimums to be considered well capitalized, including tier-1 leverage ratio of 8.7%, tier-1 risk-based capital ratio of 13.4% and total risk-based capital ratio of 14.7%.

Asset Quality

The Company continues to monitor its classified loans in light of the continued softness in economic conditions and collateral values.  As a result of this monitoring, additional nonperforming assets and other risk elements were identified.  Total risk elements, which include nonaccrual loans, other real estate owned, restructured loans still accruing and loans

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past due 90 days or more still accruing, increased to $74.6 million at September 30, 2011, from $54.5 million and $18.4 million at June 30, 2011 and December 31, 2010, respectively.

The largest increase in risk elements was restructured loans, which totaled $37.7 million at September 30, 2011, compared to approximately $34.5 million at June 30, 2011 and $1.2 million at December 31, 2010.  As noted above, the Company designated certain relationships in which management worked with the borrower and modified terms and conditions, principally extension of loan maturities, as restructured loans.  Despite the Company’s ability to increase the rate on many of these loans to a floor rate of interest and strengthening of loan quality with additional collateral in certain instances, the loans were designated as restructured as the borrowers were experiencing financial difficulties, and the new rates were below a market rate of interest for similar risk characteristics.   The Company proactively took actions with these borrowers to enable them to repay their loans under revised terms and conditions, which were felt to mitigate loss potential to the bank while allowing the borrowers to work through these softened economic times.

Nonaccrual loans increased from $13.9 million at December 31, 2010 to $31.2 million at September 30, 2011, an increase of 124.3%, or $17.3 million.  The net increase in nonaccrual loans is primarily the result of $869,000 of pay downs, $22.2 million of loans being charged-off, $2.2 million of loans foreclosed on and transferred to other real estate owned, and loans totaling $42.5 million being moved to nonaccrual status during the nine-month period.   Since June 30, 2011, nonaccrual loans increased by $16.4 million, a result of $27.5 million of loans moved to non-accrual status, offset by $9.2 million in loans charged-off and $1.8 million foreclosed on and transferred to real estate owned.

During 2011, the Company increased the number of personnel in its loan workout and credit review departments and outsourced certain credit review responsibilities in order to mitigate the Company’s risk of loss, and to eventually reduce its level of nonaccrual and classified loans.  During the quarter ended September 30, 2011, new appraisals were received on many criticized assets and updated financial statements were received on these borrowers. Based upon an evaluation of the credit condition of the borrowers as well as continued softness noted in real estate market conditions, reclassifying certain loans to nonaccrual status was determined to be an appropriate course of action.

Summary of Financial Highlights:

For Quarter Ended:	September 30, 2011	September 30, 2010	% Change
Net income	$4,314,000	$4,896,000	-11.9%
Basic earnings per share	$0.54	$0.61	-11.5%
Diluted earnings per share	$0.54	$0.61	-11.5%
Dividends per share	$0.23	$0.225	2.2%
Return on average assets	1.11%	1.36%
Return on average equity	10.82%	12.18%
Return on average tangible assets (1)	1.13%	1.39%
Return on average tangible equity (1)	12.54%	14.03%
Net interest income	12,825,000	11,668,000	9.9%
Net interest margin	3.66%	3.62%

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For Nine Months Ended:	September 30, 2011	September 30, 2010	% Change
Net income (loss)	$(2,482,000)	$12,206,000	-120.3%
Basic earnings (loss) per share	$(0.31)	$1.62	-119.1%
Diluted earnings (loss) per share	$(0.31)	$1.62	-119.1%
Dividends per share	$0.69	$0.665	3.8%
Return on average assets	-0.22%	1.23%
Return on average equity	-2.06%	11.47%
Return on average tangible assets (1)	-0.21%	1.26%
Return on average tangible equity (1)	-2.27%	13.57%
Net interest income	$38,023,000	$33,465,000	13.6%
Net interest margin	3.69%	3.72%

Balance Sheet Highlights:	September 30, 2011	September 30, 2010	% Change
Assets	$1,517,315,000	$1,477,780,000	2.7%
Loans, gross	996,488,000	921,807,000	8.1%
Allowance for loan losses	25,677,000	15,386,000	66.9%
Deposits	1,286,901,000	1,138,869,000	13.0%
Shareholders' equity	159,171,000	163,933,000	-2.9%
Tangible equity (1)	138,630,000	143,182,000	-3.2%

(1) Supplemental Reporting of Non-GAAP-based Financial Measures

Return on average tangible assets and return on average tangible equity are non-GAAP-based financial measures calculated using non-GAAP-based amounts.  The most directly comparable GAAP-based measures are return on average assets and return on average equity, which are calculated using GAAP-based amounts.  The Company calculates the return on average tangible assets and equity by excluding the balance of intangible assets and their related amortization expense, net of tax, from the calculation of return on average assets and equity.  Management uses the return on average tangible assets and equity to assess the Company’s core operating results and believes that this is a better measure of our operating performance, as it is based on the Company's tangible assets and capital.  Further, we believe that by excluding the impact of purchase accounting adjustments it allows for a more meaningful comparison with the Company's peers, particularly those that may not have acquired other companies.  Lastly, the exclusion of goodwill and intangible assets is consistent with the treatment by bank regulatory agencies, which exclude these amounts from the calculation of risk-based capital ratios. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures.  A reconciliation of return on average assets and equity to the return on average tangible assets and equity, respectively, is set forth below.

	September 30,	September 30,
For Quarter Ended:	2011	2010
Return on average assets (GAAP basis)	1.11%	1.36%
Effect of excluding average intangible
assets and related amortization, net of tax	0.02%	0.03%
Return on average tangible assets	1.13%	1.39%

Return on average equity (GAAP basis)	10.82%	12.18%
Effect of excluding average intangible
assets and related amortization, net of tax	1.72%	1.85%
Return on average tangible equity	12.54%	14.03%

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	September 30,	September 30,
For Nine Months Ended:	2011	2010
Return on average assets (GAAP basis)	(0.22%)	1.23%
Effect of excluding average intangible
assets and related amortization, net of tax	0.01%	0.03%
Return on average tangible assets	(0.21%)	1.26%

Return on average equity (GAAP basis)	(2.06%)	11.47%
Effect of excluding average intangible
assets and related amortization, net of tax	(0.21%)	2.10%
Return on average tangible equity	(2.27%)	13.57%

Tangible equity is a non-GAAP financial measure calculated using non-GAAP based amounts.  The most directly comparable GAAP based measure is shareholders’ equity.  In order to calculate tangible equity, Company management subtracts intangible assets from shareholders’ equity.  A reconciliation of tangible equity to shareholders’ equity is set forth below.

	September 30,	September 30,
Total At End of Quarter:	2011	2010
Shareholders' equity	$159,171,000	$163,933,000
Less: intangible assets	20,541,000	20,751,000
Tangible equity	$138,630,000	$143,182,000

This release references tax-equivalent net interest income which is a non-GAAP financial measure.  Tax-equivalent net interest income is derived from GAAP interest income and net interest income using an assumed tax rate of 35%.  We believe the presentation of net interest income on a tax–equivalent basis ensures comparability of net interest income arising from both taxable and tax-exempt sources and is consistent with industry practice.

The following reconciles net interest income to net interest income on a fully taxable equivalent basis:

	September 30,	September 30,
For Quarter Ended:	2011	2010
Net interest income	$12,825	$11,668
Effect of tax exempt income	720	532
Net interest income, tax equivalent basis	$13,545	$12,200
Nine Months Ended:
Net interest income	$38,023	$33,465
Effect of tax-exempt income	2,122	1,315
Net interest income, tax equivalent basis	$40,145	$34,780

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ORRSTOWN FINANCIAL SERVICES, INC. AND ITS WHOLLY-OWNED SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)	(Audited)*	(Unaudited)
	September 30,	December 31,	September 30,
(Dollars in thousands, Except per Share Data)	2011	2010	2010
Assets
Cash and due from banks	$16,233	$10,400	$14,966
Federal funds sold	-	8,800	18,645
Cash and cash equivalents	16,233	19,200	33,611

Short-term investments	248	2,728	2,728
Interest bearing deposits with banks	65,398	925	587
Restricted investments in bank stock	9,757	8,798	8,596
Securities available for sale	354,042	431,772	429,156

Loans held for sale	7,470	2,693	5,580
Loans	989,018	964,293	916,227
Less: Allowance for loan losses	(25,677)	(16,020)	(15,386)
Net Loans	970,811	950,966	906,421

Premises and equipment, net	27,125	27,774	28,163
Cash surrender value of life insurance	23,903	22,649	22,578
Goodwill and intangible assets	20,541	20,698	20,751
Accrued interest receivable	5,172	5,715	6,003
Other assets	24,085	20,497	19,186
Total assets	$1,517,315	$1,511,722	$1,477,780

Liabilities
Deposits:
Non-interest bearing	$116,839	$104,646	$105,452
Interest bearing	1,170,062	1,083,731	1,033,417
Total deposits	1,286,901	1,188,377	1,138,869

Short-term borrowings	27,534	87,850	124,869
Long-term debt	34,120	65,178	40,828
Accrued interest and other liabilities	9,589	9,833	9,281
Total liabilities	1,358,144	1,351,238	1,313,847

Shareholders' Equity
Preferred Stock, $1.25 par value per share; 500,000 shares authorized; no shares issued or outstanding	0	0	0
Common stock, no par value - $ 0.05205 stated value per share 50,000,000 shares authorized; 8,041,067, 7,986,966 and 7,986,966 shares issued; 8,040,255; 7,985,667 and 7,976,018 shares outstanding	419	416	416
Additional paid - in capital	122,324	121,508	121,534
Retained earnings	30,676	38,680	36,102
Accumulated other comprehensive income (loss)	5,772	(88)	6,129
Treasury stock - common, 812, 1,299 and 10,948 shares, at cost	(20)	(32)	(248)
Total shareholders' equity	159,171	160,484	163,933
Total liabilities and shareholders' equity	$1,517,315	$1,511,722	$1,477,780

*The consolidated balance sheet at December 31, 2010 has been derived from audited financial statements at that date.

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ORRSTOWN FINANCIAL SERVICES, INC. AND ITS WHOLLY-OWNED SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended
	September 30,	September 30,
(Dollars in thousands, Except per Share Data)	2011	2010
Interest and dividend income
Interest and fees on loans	$12,406	$12,122
Interest and dividends on investment securities
Taxable	2,287	2,016
Tax-exempt	756	611
Short-term investments	42	31
Total interest and dividend income	15,491	14,780

Interest expense
Interest on deposits	2,322	2,645
Interest on short-term borrowings	68	95
Interest on long-term debt	276	372
Total interest expense	2,666	3,112

Net interest income	12,825	11,668
Provision for loan losses	7,900	1,130
Net interest income after provision for loan losses	4,925	10,538

Other income
Service charges on deposit accounts	1,674	1,682
Other service charges, commissions and fees	323	666
Trust department income	1,046	964
Brokerage income	372	358
Mortgage banking revenues	927	706
Earnings on life insurance	256	279
Merchant processing fees	1,310	297
Other income	692	(7)
Investment securities gains	2,351	1,074
Total other income	8,951	6,019

Other expenses
Salaries and employee benefits	4,690	5,011
Occupancy expense	477	506
Furniture and equipment	672	720
Data processing	375	319
Telephone	141	189
Advertising and bank promotions	276	384
FDIC Insurance	690	305
Professional services	1,125	122
Taxes other than income	226	238
Intangible asset amortization	52	59
Other operating expenses	2,103	1,662
Total other expenses	10,827	9,515
Income before income tax (benefit)	3,049	7,042
Income tax expense (benefit)	(1,265)	2,146
Net income	$4,314	$4,896

Per share information:
Basic earnings per share	$0.54	$0.61
Diluted earnings per share	0.54	0.61
Dividends per share	0.23	0.225
Average shares and common stock equivalents outstanding	8,026,925	7,990,735

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ORRSTOWN FINANCIAL SERVICES, INC. AND ITS WHOLLY-OWNED SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Nine Months Ended
	September 30,	September 30,
(Dollars in thousands, Except per Share Data)	2011	2010
Interest and dividend income
Interest and fees on loans	$37,224	$36,166
Interest and dividends on investment securities
Taxable	6,746	5,452
Tax-exempt	2,296	1,387
Short-term investments	87	94
Total interest and dividend income	46,353	43,099

Interest expense
Interest on deposits	7,206	8,072
Interest on short-term borrowings	286	340
Interest on long-term debt	838	1,222
Total interest expense	8,330	9,634

Net interest income	38,023	33,465
Provision for loan losses	32,325	7,550
Net interest income after provision for loan losses	5,698	25,915

Other income
Service charges on deposit accounts	4,804	4,715
Other service charges, commissions and fees	1,020	1,696
Trust department income	3,092	2,629
Brokerage income	1,260	1,101
Mortgage banking activities	2,259	1,731
Earnings on life insurance	836	884
Merchant processing revenues	1,850	842
Other income	916	1,000
Investment securities gains	3,199	3,253
Total other income	19,236	17,851

Other expenses
Salaries and employee benefits	13,698	14,087
Occupancy expense	1,516	1,540
Furniture and equipment	2,045	1,980
Data processing	1,036	922
Telephone	482	545
Advertising and bank promotions	830	795
FDIC Insurance	2,002	1,139
Professional services	1,993	569
Taxes other than income	636	587
Intangible asset amortization	157	187
Other operating expenses	5,593	4,345
Total other expenses	29,988	26,696
Income (loss) before income tax (benefit)	(5,054)	17,070
Income tax expense (benefit)	(2,572)	4,864
Net income (loss)	$(2,482)	$12,206

Per share information:
Basic earnings (loss) per share	$(0.31)	$1.62
Diluted earnings (loss) per share	(0.31)	1.62
Dividends per share	0.69	0.665
Average shares and common stock equivalents outstanding	8,017,550	7,510,469

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ANALYSIS OF NET INTEREST INCOME
Average Balances and Interest Rates, Taxable Equivalent Basis

	Three Months Ended
	September 30, 2011			September 30, 2010
		Tax	Tax		Tax	Tax
	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Federal funds sold
& interest bearing
bank balances	$48,621	$42	0.34%	$26,835	$31	0.46%
Securities	408,951	3,450	3.38	394,867	2,956	2.99
Loans	1,002,964	12,719	4.97	907,026	12,325	5.33
Total interest-earning
Assets	1,460,536	16,211	4.38	1,328,728	15,312	4.54
Other assets	87,511			94,986
Total	$1,548,047			$1,423,714

Liabilities and Shareholders' Equity
Interest bearing
demand deposits	$503,972	$415	0.33	$424,375	$594	0.56
Savings deposits	72,845	36	0.20	64,574	37	0.23
Time deposits	585,030	1,871	1.27	534,457	2,014	1.45
Short term borrowings	53,015	68	0.51	63,818	95	0.59
Long term debt	43,192	276	2.55	59,047	372	2.45
Total interest bearing
Liabilities	1,258,054	2,666	0.84	1,146,271	3,112	1.06
Non-interest bearing
demand deposits	121,749			108,087
Other	10,094			9,862
Total Liabilities	1,389,897			1,264,220
Shareholders' Equity	158,150			159,494
Total	$1,548,047		0.72%	$1,423,714		0.92%
Net interest income (FTE)/
net interest spread		13,545	3.54%		$12,200	3.48%
Net interest margin			3.66%			3.62%
Tax-equivalent adjustment		(720)			(532)
Net interest income		$12,825			$11,668

NOTES:
Yields and interest income on tax-exempt assets have been computed on a fully taxable equivalent basis assuming a 35% tax rate.  For yield calculation purposes, nonaccruing loans are included in the average loan balance.

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ANALYSIS OF NET INTEREST INCOME
Average Balances and Interest Rates, Taxable Equivalent Basis

	Nine Months Ended
	September 30, 2011			September 30, 2010
		Tax	Tax		Tax	Tax
	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Federal funds sold
& interest bearing
bank balances	$32,184	$87	0.36%	$27,819	$94	0.46%
Securities	413,483	10,277	3.32	308,142	7,586	3.29
Loans	997,504	38,111	5.06	899,697	36,734	5.40
Total interest-earning
assets	1,443,171	48,475	4.46	1,235,658	44,414	4.76
Other assets	89,389			94,036
Total	$1,532,560			$1,329,694

Liabilities and Shareholders' Equity
Interest bearing
demand deposits	$463,737	$1,280	0.37	$392,799	$2,005	0.68
Savings deposits	70,784	110	0.21	62,919	127	0.27
Time deposits	593,612	5,816	1.31	486,809	5,940	1.60
Short term borrowings	73,882	286	0.52	84,196	340	0.53
Long term debt	46,027	838	2.43	54,342	1,222	3.00
Total interest bearing
liabilities	1,248,042	8,330	0.89	1,081,065	9,634	1.18
Non-interest bearing
demand deposits	113,662			97,577
Other	9,901			8,770
Total Liabilities	1,371,605			1,187,412
Shareholders' Equity	160,955			142,282
Total	$1,532,560		0.77%	$1,329,694		1.04%
Net interest income (FTE)/
net interest spread		40,145	3.57%		$34,780	3.58%
Net interest margin			3.69%			3.72%
Tax-equivalent adjustment		(2,122)			(1,315)
Net interest income		$38,023			$33,465

NOTES:
Yields and interest income on tax-exempt assets have been computed on a fully taxable equivalent basis assuming a 35% tax rate.  For yield calculation purposes, nonaccruing loans are included in the average loan balance.

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Nonperforming Assets / Risk Elements

	September 30,	June 30,	March 31,	December 31,
(Dollars in Thousands)	2011	2011	2011	2010
Nonaccrual loans (cash basis)	$31,174	$14,762	$13,106	$13,896
Other real estate (OREO)	2,754	1,240	847	1,112
Total nonperforming assets	33,928	16,002	13,953	15,008
Restructured loans still accruing	37,725	34,844	1,177	1,181
Loans past due 90 days or more and still accruing	2,956	3,617	3,687	2,248
Total risk assets	$74,609	$54,463	$18,817	$18,437

Loans 30-89 days past due	$21,365	$11,021	$14,272	$5,335

Asset quality ratios:
Total nonaccrual loans to loans	3.15%	1.48%	1.33%	1.44%
Total nonperforming assets to assets	2.24%	1.05%	0.92%	0.99%
Total nonperforming assets to total loans and OREO	3.42%	1.60%	1.42%	1.55%
Total risk assets to total loans and OREO	7.52%	5.44%	1.91%	1.91%
Total risk assets to total assets	4.92%	3.56%	1.24%	1.22%

Allowance for loan losses to total loans	2.60%	2.72%	1.87%	1.66%
Allowance for loan losses to nonaccrual loans	82.37%	184.34%	140.38%	115.28%
Allowance for loan losses to nonaccrual and
restructured loans still accruing	37.27%	54.86%	128.80%	106.25%

Roll Forward of Allowance for Loan Losses

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
(Dollars in Thousands)	2011	2010	2011	2010

Balance at beginning of period	$27,212	$14,582	$16,020	$11,067
Provision for loan losses	7,900	1,130	32,325	7,550
Recoveries	5	6	29	91
Loans charged-off	(9,440)	(332)	(22,697)	(3,322)
Balance at end of period	$25,677	$15,386	$25,677	$15,386

About the Company:

With over $1.5 billion in assets, Orrstown Financial Services, Inc. and its wholly-owned subsidiary, Orrstown Bank, provide a full range of consumer and business financial services through twenty-one banking offices and two remote service facilities located in Cumberland, Franklin and Perry Counties, Pennsylvania and Washington County, Maryland.  Orrstown Financial Services, Inc.’s stock is traded on the NASDAQ Capital Market under the symbol ORRF.

Safe Harbor Statement:

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Actual results and trends could differ materially from those set forth in such statements due to various risks, uncertainties and other factors.  Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: ineffectiveness of the Company's

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business strategy due to changes in current or future market conditions; the effects of competition, including industry consolidation and development of competing financial products and services; changes in laws and regulations, including the recent Dodd-Frank Wall Street Reform and Consumer Protection Act; interest rate movements; changes in credit quality; volatilities in the securities markets; and deteriorating economic conditions, and other risks and uncertainties, including those detailed in Orrstown Financial Services, Inc.'s filings with the Securities and Exchange Commission. The statements are valid only as of the date hereof and Orrstown Financial Services, Inc. disclaims any obligation to update this information.

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